Exhibit 99.1 ___________

MEDIA INQUIRIES: Fred Stern (214) 863-1258	ANALYST INQUIRIES: Elizabeth Williams (214) 863-1389

CEO FRED J. KLEISNER ELECTED CHAIRMAN OF WYNDHAM BOARD ___________________________________________

James D. Carreker To Remain as a Director, Ted Teng Elected President

          DALLAS (Oct. 16, 2000) - Wyndham International, Inc. (NYSE:WYN) today announced that James D. Carreker has resigned as chairman of the Board of Directors. The Board elected the company's chief executive officer, Fred J. Kleisner, to the additional title of chairman. Ted Teng, chief operating officer, was elected to the additional title of president. Mr. Carreker will remain a director.

          Mr. Kleisner stated: "Jim has been a tremendous contributor in transforming Wyndham into a company poised for growth. I look forward to his continued input as we grow our core brands and improve our operating performance. I am honored by the Board's confidence in our management team and our strategy."

          Commenting on his decision, Mr. Carreker said: "This is the right time for both the company and for me. Fred has done an outstanding job of refocusing the company on our upscale and luxury properties, and his appointment as chairman is another logical step in that transition. For my own part, I am looking forward to my continued service on the Board as we move into the next chapter of Wyndham's growth."

          Mr. Teng said: "We are making substantial progress towards achieving and exceeding our goals. I am excited by the opportunity to work with Fred and our team as we build Wyndham as a premier hotel operating company."

          James D. Carreker, 53, joined Wyndham in 1988 as president when it had 18 hotels. He led Wyndham through its initial public offering in 1996, and its restructuring in June 1999 when he was named chairman and chief executive officer Wyndham International. He has served as chairman of the Board of Directors since March 1999.

          Fred J. Kleisner, 56, joined Wyndham in 1999 as president and chief operating officer and was elected chief executive officer in April 2000. Ted Teng, 44, joined Wyndham in May 2000 as chief operating officer.

          Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham International owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.